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                               EXHIBIT 99(d)

                     SUMMARY BROCHURE DESCRIBING PLAN


                       [FIRSTBANK CORPORATION LOGO]


                      AUTOMATIC DIVIDEND REINVESTMENT
                                    AND
                          SUPPLEMENTAL INVESTMENT


SHAREHOLDER BENEFITS

 -   You can increase your holdings      -  Your personal record-keeping
     of Firstbank Corporation common        is simplified by a detailed
     stock with no brokerage fees or        account statement sent to you
     service charges.                       quarterly.

 -   All your purchases with rein-       -  You may join the Plan or ter-
     vested dividends will be en-           minate participation at any
     titled to a five (5) percent           time.  This is a shareholders'
     discount as described in the           service which is entirely
     Plan enabling you to accumulate        voluntary.
     shares at a savings available
     only to you, our shareholders.    HOW THE PLAN WORKS

 -   Participants in the Plan may        1. Purchases through the Plan are
     make optional cash payments of         offered only by means of a
     not less than $100 per cash            prospectus through the Corpor-
     payment (up to a maximum of            ation's Agent, Bank of Alma.
     $2,500 per calendar quarter)           It will make stock purchases
     to purchase additional shares          for you in accordance with the
     pursuant to the Plan.  Shares          Plan.
     purchased with optional cash
     payments will not receive a         2. Once you have checked the
     five (5) percent discount.             appropriate reinvestment box,
                                            completed, signed and returned
 -   Your increased holdings                the enclosed Authorization
     generate additional dividend           Form, reinvestment of your
     income.                                dividends is automatic.  Bank
                                            of Alma, as your agent, will
 -   Your dividends on shares held          receive all dividends on the
     in the Plan go directly to Bank        shares indicated in the
     of Alma who acts as agent under        Authorization Form for both
     the Plan.  These dividends are         the shares you hold directly
     FULLY INVESTED because the Plan        and those acquired for you
     allows fractions of shares to          through the Plan.
     be credited to your account.

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     Reinvested dividends will be        7. The Corporation reserves the
     used to purchase Firstbank             right to amend, suspend,
     Corporation common stock with-         modify or terminate the Plan
     out commissions, at a five (5)         at any time.  You will receive
     percent discount as described          written notice of any such
     in the Plan.                           action.

 3.  If the total of your dividends      8. You can vote all the shares
     is not large enough to buy a           held for you by Bank of Alma
     full additional share, your            in your Plan account.  Bank of
     account will be credited with          Alma will forward proxy
     a fractional share, computed           materials and voting instruc-
     to four decimal places.                tions to you prior to any
                                            shareholder meeting.
 4.  For your convenience Bank of
     Alma will credit to your Plan
     account, the shares it has        HOW TO PARTICIPATE
     purchased for you.  However,
     upon your written request,        THIS BROCHURE SUMMARIZES THE
     Bank of Alma will issue to you,   PRINCIPAL BENEFITS AND FEATURES OF
     at any time and without charge,   THE PLAN.  PARTICIPATION IN THE
     certificates for the full         PLAN IS OFFERED ONLY BY MEANS OF
     shares acquired for you through   A PROSPECTUS WHICH ACCOMPANIES THIS
     the Plan.                         BROCHURE AND WHICH DESCRIBES THE
                                       PLAN IN DETAIL.  YOU SHOULD BE SURE
 5.  You will receive a detailed       TO READ THE PROSPECTUS BEFORE YOU
     statement of your account         DECIDE WHETHER TO PARTICIPATE.
     quarterly, showing total
     dividends, shares purchased,      After reading the prospectus,
     and total shares held in your     simply complete and sign the
     name.                             enclosed Authorization Form and
                                       return it in the postage-paid
 6.  You may terminate your par-       envelope provided.
     ticipation in the Plan at
     any time by notifying Bank        Your participation for reinvested
     of Alma in writing.               dividends will begin with the next
                                       dividend payment, provided the form
     Upon termination, all whole       is received before the record date.
     shares credited to your           Authorizations received on or after
     account and a cash payment for    the record date will delay your
     any fractional share will be      participation until the following
     sent to you.  You may rejoin      dividend.
     the Plan again at any time.
     If you so elect, Bank of Alma     Any questions concerning the Plan
     will sell your shares and         or requests for copies of the
     forward the proceeds, less        prospectus should be addressed to:
     administrative costs and
     transfer taxes directly to you.



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     Bank of Alma, Agent
     Firstbank Corporation
     Dividend Reinvestment Plan
     311 Woodworth Avenue
     Alma, Michigan 48801
     Attention: Secretary

Telephone inquiries may be made to
the bank at (517) 463-3131.